Exhibit 10.4

POLICY FOR DETERMINING FAIR MARKET VALUE FOR PURPOSES OF TAX WITHHOLDING ON Restricted SHARES and restricted stock units

This Policy pertains to the following incentive plans (collectively, the “Incentive Plans”):  Liberty Interactive Corporation 2000 Incentive Plan, Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan, Liberty Interactive Corporation 2007 Incentive Plan, Liberty Interactive Corporation 2010 Incentive Plan, Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan, Liberty Interactive Corporation 2012 Incentive Plan, Liberty Interactive Corporation 2016 Omnibus Incentive Plan, zulily, inc. 2009 Equity Incentive Plan, zulily, inc. 2013 Equity Incentive Plan, HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan and HSN, Inc. 2017 Omnibus Incentive Plan, in each case, as such Incentive Plans may be amended from time to time.

Solely for purposes of determining the tax withholding due upon the vesting or settlement of restricted shares and restricted stock units under the Incentive Plans (and for the related purpose of valuing shares withheld to satisfy such tax withholding obligations), the Fair Market Value of a share of the series of common stock to which such award relates shall be equal to the closing price of a share of such series of common stock on the trading day next preceding the day that such award vests as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of common stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc.

To the extent necessary, this Policy shall be deemed an amendment to each of the Incentive Plans.

ADOPTED, by the Board of Directors of Liberty Interactive Corporation on March 13, 2018.